Exhibit 99.1

August 12, 2021

The AZEK Company Announces Strong Third Quarter Fiscal Year 2021 Financial Results

Continued Strong Sales Growth and Demand Environment; Phase 2 of Capacity Expansion Program Completed; Raising Full-Year Fiscal 2021 Consolidated Net Sales and Adjusted EBITDA Outlook

THIRD QUARTER FISCAL 2021 HIGHLIGHTS

•	Consolidated net sales increased 46.4% year-over-year to $327.5 million
•	Residential segment net sales increased 51.2% year-over-year to $291.2 million
•	Net income increased by $73.9 million year-over-year to $21.8 million; Net Margin expanded to 6.6% from (23.3%)
•	GAAP earnings per share increased by $0.58 year-over-year to $0.14 per share; Adjusted Diluted EPS increased by $0.21 year-over-year to $0.26 per share
•	Adjusted EBITDA increased $14.9 million year-over-year to $72.7 million

OUTLOOK HIGHLIGHTS

•	Raising Fiscal 2021 Net Sales Outlook – Expecting consolidated net sales growth of 28% to 30% year-over-year, compared to our previous expectation of 23% to 26%
•	Raising Fiscal 2021 Adjusted EBITDA Midpoint Outlook – Expecting Adjusted EBITDA growth of 27% to 29% year-over-year, compared to our previous expectation of 25% to 29%
•	Fourth Quarter Fiscal 2021 Outlook – Expecting consolidated net sales growth of 22% to 27% year-over-year, and Adjusted EBITDA growth of 19% to 25% year-over-year

Chicago, Ill. (BUSINESS WIRE) -- The AZEK Company Inc. (the “Company” or “AZEK”) (NYSE: AZEK), the industry-leading manufacturer of beautiful, low-maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and Versatex® and AZEK Trim®, today announced financial results for the third quarter ended June 30, 2021 of its fiscal year 2021.

CEO COMMENTS

“The AZEK Company once again delivered strong revenue and growth within the quarter, driven primarily by solid execution and underlying demand for products across channels in our Residential businesses, and improving sales trends in our Commercial segment,” commented Jesse Singh, AZEK’s Chief Executive Officer. “During the quarter, we completed the second phase of our approximately $230 million multi-phase expansion plan and delivered over 50% growth in our Residential segment.  While we saw increasing inflation and availability challenges in materials, labor and transportation, we were able to navigate through these challenges to meet the exceptional underlying demand and modestly replenish inventory in the dealer channel. Our focus has and will continue to be on increasing service levels to our customers and our channel partners. Although we saw incrementally higher than expected costs within the quarter, we expect that our pricing and productivity actions will increasingly offset the impact of these higher costs, giving us conviction to deliver margin improvement as we look ahead to 2022.”

“We continue to make progress against our key initiatives, including growth through innovation, margin expansion through recycle and continuous improvement, and positively impacting the world through our commitments to ESG stewardship. In recognition of our ESG leadership within the vinyl industry, we recently achieved +Vantage Vinyl verification by the Vinyl Sustainability Council.  It is clear that our broad, branded portfolio is resonating with customers and gaining momentum, especially with strong sales from our new product innovations in decking and exteriors over the last several quarters,” continued Mr. Singh.

“We remain excited about what the future will hold for AZEK and believe we are well positioned for sustainable growth, fueled by a strong outdoor living market, ongoing product expansion and material conversion opportunities. In June, we celebrated an exciting milestone – our first year as a public company.  I am thankful to our entire team for their unwavering commitment to advancing our growth initiatives and their dedication to our customers, especially during such a challenging and unprecedented year,” concluded Mr. Singh.

THIRD QUARTER FISCAL 2021 CONSOLIDATED RESULTS

Net sales for the three months ended June 30, 2021 increased by $103.7 million, or 46.4%, to $327.5 million from $223.7 million for the three months ended June 30, 2020. The increase was attributable to higher sales growth in both our Residential and Commercial segments. Net sales for the three months ended June 30, 2021 increased for our Residential segment by 51.2% and increased for our Commercial segment by 16.5%, in each case as compared to the prior year.

Gross profit for the three months ended June 30, 2021 increased by $31.7 million, or 42.3%, to $106.9 million from $75.1 million for the three months ended June 30, 2020. The increase in gross profit was primarily driven by the strong sales results in the Residential and Commercial segment, pricing and manufacturing productivity, partially offset by higher costs. Gross profit margin decreased to 32.6% for the three months ended June 30, 2021 compared to 33.6% for the three months ended June 30, 2020, partially due to the rapid rise in input costs ahead of price realization. Adjusted Gross Profit Margin decreased 290 basis points to 37.9%, compared to 40.8% for the prior year period.

Selling, general and administrative expenses increased by $5.1 million, or 7.9%, to $70.3 million, or 21.5% of net sales, for the three months ended June 30, 2021 from $65.2 million, or 29.1% of net sales, for the three months ended June 30, 2020. The increase was primarily attributable to higher personnel costs, public company costs, professional fees and marketing expenses in the period as expenses normalized following a pullback in expenses during the same period last year at the onset of the COVID-19 pandemic. The increase in selling, general and administrative expenses for the three months ended June 30, 2021 was partially offset by lower stock-based compensation expense as a result of the issued shares in our initial public offering in 2020.

Net income increased by $73.9 million to $21.8 million, or $0.14 per share, for the three months ended June 30, 2021 compared to a net loss of $52.1 million, or ($0.44) per share, for the three months ended June 30, 2020, primarily due to strong operating results and a decrease in interest expense resulting from the reduced principal amount outstanding under our Term Loan Agreement and an absence of the loss on debt extinguishment of our formerly outstanding 2025 Senior Notes and 2021 Senior Notes.

Net margin expanded to 6.6% for the three months ended June 30, 2021 as compared to net margin of (23.3%) for the three months ended June 30, 2020.

Adjusted Net Income increased $34.3 million to $40.5 million, or Adjusted Diluted EPS of $0.26 per share, for the three months ended June 30, 2021 as compared to Adjusted Net Income of $6.2 million, or Adjusted Diluted EPS of $0.05 per share, for the three months ended June 30, 2020.

Adjusted EBITDA increased by $14.9 million to $72.7 million for the three months ended June 30, 2021 as compared to Adjusted EBITDA of $57.8 million for the three months ended June 30, 2020. The increase was mainly driven by higher sales growth in both our Residential and Commercial segments and higher gross profit. Adjusted EBITDA Margin declined 360 basis points to 22.2% from 25.8% for the prior year period.

THIRD QUARTER FISCAL 2021 SEGMENT RESULTS

Residential Segment

Net sales for the three months ended June 30, 2021 increased by $98.6 million, or 51.2%, to $291.2 million from $192.6 million for the three months ended June 30, 2020. The increase was primarily attributable to higher net sales in both our Deck, Rail & Accessories and Exteriors businesses.

Segment Adjusted EBITDA for the three months ended June 30, 2021 increased by $20.2 million, or 32.4%, to $82.5 million from $62.3 million for the three months ended June 30, 2020. The increase was mainly driven by higher sales and manufacturing productivity, partially offset by higher raw material and manufacturing costs and selling, general and administrative expenses. Segment Adjusted EBITDA Margin declined 410 basis points to 28.3% from 32.4% for the prior year period.

Commercial Segment

Net sales for the three months ended June 30, 2021 increased by $5.1 million, or 16.5%, to $36.2 million from $31.1 million for the three months ended June 30, 2020. The increase was primarily attributable to higher net sales in our Vycom business, partially offset by decreased net sales in our Scranton Products business.

Segment Adjusted EBITDA of the Commercial segment was $6.3 million for the three months ended June 30, 2021, compared to $5.0 million for the three months ended June 30, 2020. The increase was primarily driven by higher sales in the Vycom business and net manufacturing productivity. Segment Adjusted EBITDA Margin expanded 120 basis points to 17.3% from 16.1% for the prior year period.

NINE MONTHS FISCAL 2021 RESULTS

Net sales for the nine months ended June 30, 2021 increased by $197.5 million, or 31.1%, to $832.9 million from $635.3 million for the nine months ended June 30, 2020. The increase was primarily attributable to higher sales growth in our Residential segment which grew 37.2% partially offset by a 3.1% decline in the Commercial segment.

Net income increased by $112.5 million to $54.6 million, or $0.35 per share, for the nine months ended June 30, 2021 compared to a net loss of $57.9 million, or ($0.51) for the nine months ended June 30, 2020, primarily driven by strong operating results and a decrease in interest expense resulting from the reduced principal amount outstanding under the Term Loan Agreement and an absence of the loss on debt extinguishment of our formerly outstanding 2025 Senior Notes and 2021 Senior Notes. Net margin expanded to 6.6% for the nine months ended June 30, 2021 compared to net margin of (9.1%) for the nine months ended June 30, 2020.

Adjusted Net Income was $102.8 million, or Adjusted Diluted EPS of $0.66 per share, for the nine months ended June 30, 2021, compared to Adjusted Net Income of $28.3 million, or Adjusted Diluted EPS of $0.25 per share, for the nine months ended June 30, 2020.

Adjusted EBITDA for the first nine months ended June 30, 2021 increased by $45.3 million to $192.7 million from $147.4 million for the nine months ended June 30, 2020

BALANCE SHEET, CASH FLOW and LIQUIDITY

As of June 30, 2021, the Company had cash and cash equivalents of $220.5 million and approximately $145.6 million available for future borrowings under our Revolving Credit Facility. Total debt as of June 30, 2021 was $467.7 million.

Net cash provided by operating activities was $118.7 million for the nine months ended June 30, 2021 as compared to $11.3 million in the nine months ended June 30, 2020.

OUTLOOK

“Given the continued market strength, our recent capacity additions, pricing actions and our disciplined approach to execution, we believe we’re well positioned to deliver strong growth and margin expansion as we look ahead to 2022. We continue to invest in our brand, our people and our key strategic initiatives to fuel the long-term, sustainable growth of the business, while maintaining our focus on meeting customer demand and delivering a best-in-class consumer experience.  Despite higher costs in the near-term, our long-term growth and margin expansion goals remain intact. We are reaffirming our positive outlook on the broader Outdoor Living category and our position as the innovation leader within it,” continued Mr. Singh.

As a result of the Company’s initiatives and a continued favorable demand environment, AZEK is raising its consolidated net sales and Adjusted EBITDA midpoint outlook for the full year fiscal 2021.  AZEK now expects consolidated net sales growth of 28% to 30% year-over-year. From a segment perspective, AZEK now expects Residential segment net sales growth in the low-to-mid 30% range year-over-year, partially offset by a low-single digit decline in Commercial segment net sales. The Company is raising the midpoint of its Adjusted EBITDA growth outlook to between

27% to 29% range year-over-year. The outlook includes increased sales, pricing and productivity actions, strategic investments and higher costs.

For the fourth quarter fiscal 2021 guidance, AZEK expects consolidated net sales growth in the 22% to 27% range year-over-year, driven by strong Residential segment growth in the mid-to-high 20% range, partially offset with low-to-mid single digits growth in its Commercial segment. AZEK is expecting Adjusted EBITDA growth in the 19% to 25% range year-over-year.

CONFERENCE CALL INFORMATION

AZEK will hold a conference call to discuss the results today, Thursday, August 12, 2021 at 9:00 a.m. (CT).

To access the live conference call, please register for the call in advance by visiting http://www.directeventreg.com/registration/event/5847476. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and unique conference call codes for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at https://investors.azekco.com/events-and-presentations/.

For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the AZEK website or by dialing (800) 585-8367 or (416) 621-4642. The conference ID for the replay is 5847476. The replay will be available until 10:59 p.m. (CT) on August 26, 2021.

ABOUT THE AZEK® COMPANY

The AZEK Company Inc. (NYSE: AZEK) is the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and Versatex® and AZEK Trim®. Consistently recognized as a market leader in innovation, quality and aesthetics, products across AZEK’s portfolio are made from up to 100% recycled material and primarily replace wood on the outside of homes, providing a long-lasting, eco-friendly and stylish solution to consumers. Leveraging the talents of its approximately 1,700 employees and the strength of relationships across its value chain, The AZEK Company is committed to accelerating the use of recycled material in the manufacturing of its innovative products, keeping millions of pounds of waste out of landfills each year, and revolutionizing the industry to create a more sustainable future. Headquartered in Chicago, Illinois, the company operates manufacturing facilities in Ohio, Pennsylvania and Minnesota, and recently announced a new facility will open in Boise, Idaho.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this earnings release, including statements regarding future operations are forward-looking statements. In some cases, forward looking statements may be identified by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "could," "would," "expect," "objective," "plan," "potential," "seek," "grow," "target," "if," and similar expressions intended to identify forward-looking statements. Projected financial information and performance, including our guidance and outlook as well as statements about our future growth and margin expansion goals, are forward-looking statements.  Other forward-looking statements may include, without limitation, other statements with respect to our ability to meet the future targets and goals we establish and the ultimate impact of our actions on our business as well as the expected benefits to the environment, our employees, and the communities in which we do business, statements about potential new products and product innovation, statements regarding the potential impact of the COVID-19 pandemic, statements about future pricing for our products or our raw materials and our ability to offset increases to our raw material costs and other inflationary pressures, statements about the markets in which we operate, including growth of our various markets and growth in the use of engineered products, statements about future conversion opportunities from wood and other materials and our ability to capture market share from such opportunities, and all other statements with respect to our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this earnings release are forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled "Risk Factors" set forth in Part II, Item 1A of the Quarterly Report on Form 10-Q for our third quarter of fiscal 2021 and in our other filings with the U.S. Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for fiscal 2020. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this earnings release may not occur and actual results may differ materially and adversely from those anticipated or implied in the forward-looking statements. You should read this earnings release with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

These statements are based on information available to us as of the date of this earnings release. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. We disclaim any intention and undertake no obligation to update or revise any of our forward-looking statements after the date of this release to reflect actual results or future events or circumstances whether as a result of new information, future events or otherwise, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

NON-GAAP FINANCIAL MEASURES

To supplement our earnings release and consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States, or (“GAAP”), we use certain non-GAAP performance financial measures, as described within this earnings release, to provide investors with additional useful information about our financial performance, to enhance the overall understanding of our past performance and future prospects and to allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance from management’s view and because we believe they provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry. Our GAAP financial results include significant expenses that may not be indicative of our ongoing operations as detailed within this earnings release.

However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our earnings release and our consolidated financial statements prepared and presented in accordance with GAAP.

We define Adjusted Gross Profit as gross profit before depreciation and amortization, business transformation costs and acquisition costs as described below. Adjusted Gross Profit Margin is equal to Adjusted Gross Profit divided by net sales.

We define Adjusted Net Income as net income (loss) before amortization, share-based compensation costs, business transformation costs, acquisition costs, initial public offering costs and certain other costs as described below.

We define Adjusted Diluted EPS as Adjusted Net Income divided by weighted average common shares outstanding – diluted, to reflect the conversion or exercise, as applicable, of all outstanding shares of restricted stock awards, restricted stock units and options to purchase shares of our common stock.

We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax (benefit) expense and depreciation and amortization and by adding to or subtracting therefrom items of expense and income as described above.

Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net sales. Net Leverage is equal to gross debt less cash and cash equivalents, divided by trailing twelve month Adjusted EBITDA. We believe Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage are useful to investors because they help identify underlying trends in our business that could otherwise be masked by certain expenses that can vary from company to company depending on, among other things, its financing, capital structure and the method by which its assets were acquired, and can also vary significantly from period to period.  We also add back depreciation and amortization and share-based compensation because we do not consider them indicative of our core operating performance. We believe their exclusion facilitates comparisons of our operating performance on a period-to-period basis. Therefore, we believe that showing gross profit and net income, as adjusted to remove the impact of these expenses, is helpful to investors in assessing our gross profit and net income performance in a way that is similar to the way management assesses our performance. Additionally, EBITDA and EBITDA margin are common measures of operating performance in our industry, and we believe they facilitate operating comparisons. Our management also uses Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin in conjunction with other GAAP financial measures for planning purposes, including as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. Management considers Adjusted Gross Profit and Adjusted Net Income as useful measures because our cost of sales includes the depreciation of property, plant and equipment used in the production of products and the amortization of various intangibles related to our manufacturing processes. Further, management considers Net Leverage as a useful measure to assess our borrowing capacity.

Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	These measures do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;
•	These measures do not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect our income tax expense or the cash requirements to pay our taxes;
•

Adjusted Gross Profit, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude the expense of depreciation, in the case of Adjusted Gross Profit and Adjusted EBITDA, and amortization, in each case, of our assets, and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;

•

Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude the expense associated with our equity compensation plan, although equity compensation has been, and will continue to be, an important part of our compensation strategy;

•

Adjusted Gross Profit, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude certain business transformation costs, acquisition costs and other costs, each of which can affect our current and future cash requirements; and

•

Other companies in our industry may calculate Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, none of these metrics should be considered indicative of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

Segment Adjusted EBITDA

Depending on certain circumstances, Segment Adjusted EBITDA may be calculated differently, from time to time, than our Adjusted EBITDA and Adjusted EBITDA Margin, which are further discussed under the heading “Non-GAAP Financial Measures.” Segment Adjusted EBITDA represents a measure of segment profit reported to our chief operating decision maker for the purpose of making decisions about allocating resources to a segment and assessing its performance. For more information regarding how Segment Adjusted EBITDA is determined, see our Consolidated Financial Statements and related notes included in our Quarterly Report on Form 10-Q for the third quarter of fiscal 2021 filed with the SEC.

The AZEK Company Inc.

Consolidated Balance Sheets

(In thousands of U.S. dollars, except for share and per share amounts)

(Unaudited)

in thousands	June 30, 2021	September 30, 2020
ASSETS:
Current assets:
Cash and cash equivalents	$220,464	$215,012
Trade receivables, net of allowances	90,186	70,886
Inventories	172,791	130,070
Prepaid expenses	10,207	8,367
Other current assets	498	360
Total current assets	494,146	424,695
Property, plant and equipment - net	341,685	261,774
Goodwill	951,390	951,390
Intangible assets - net	254,708	292,374
Other assets	2,046	1,623
Total assets	$2,043,975	$1,931,856
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$49,736	$42,059
Accrued rebates	32,820	30,362
Accrued interest	1,103	1,103
Current portion of long-term debt obligations	—	—
Accrued expenses and other liabilities	53,910	50,516
Total current liabilities	137,569	124,040
Deferred income taxes	38,645	21,260
Finance lease obligation—less current portion	10,505	10,910
Long-term debt—less current portion	464,431	462,982
Other non-current liabilities	10,652	8,776
Total liabilities	661,802	627,968
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares issued or outstanding at June 30, 2021 and September 30, 2020, respectively	—	—
Class A common stock, $0.001 par value; 1,100,000,000 shares authorized, 154,829,153 shares issued and outstanding at June 30, 2021 and 154,637,240 shares issued and outstanding at September 30, 2020	155	155
Class B common stock, $0.001 par value; 100,000,000 shares authorized, 100 shares issued and outstanding at June 30, 2021 and at September 30, 2020, respectively	—	—
Additional paid‑in capital	1,610,884	1,587,208
Accumulated deficit	(228,866)	(283,475)
Total stockholders' equity	1,382,173	1,303,888
Total liabilities and stockholders' equity	$2,043,975	$1,931,856

The AZEK Company Inc.

Consolidated Statements of Comprehensive Income (Loss)

(In thousands of U.S. dollars, except for share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
in thousands	2021	2020	2021	2020
Net sales	$327,454	$223,711	$832,854	$635,339
Cost of sales	220,587	148,588	555,147	429,553
Gross profit	106,867	75,123	277,707	205,786
Selling, general and administrative expenses	70,300	65,164	183,226	158,330
Other general expenses	1,443	1,623	2,592	6,716
Loss (gain) on disposal of property, plant and equipment	325	366	624	394
Operating income (loss)	34,799	7,970	91,265	40,346

Other expenses:
Interest expense	4,219	25,148	16,931	64,882
Loss on extinguishment of debt	-	37,538	-	37,538
Total other expenses	4,219	62,686	16,931	102,420

Income (loss) before income taxes	30,580	(54,716)	74,334	(62,074)
Income tax expense (benefit)	8,811	(2,600)	19,725	(4,200)
Net income (loss)	$21,769	$(52,116)	$54,609	$(57,874)

Net income (loss) per common share - basic	$0.14	$(0.44)	$0.36	$(0.51)
Net income (loss) per common share - diluted	0.14	(0.44)	0.35	(0.51)

Comprehensive income (loss)	$21,769	$(52,116)	$54,609	$(57,874)
Weighted-average common shares outstanding - basic and diluted
Basic	153,854,313	118,738,357	153,623,579	113,525,537
Diluted	157,022,043	118,738,357	156,658,640	113,525,537

The AZEK Company Inc.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	Nine Months Ended June 30,
	2021	2020
Operating activities:
Net income (loss)	$54,609	$(57,874)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation	37,588	33,603
Amortization of intangibles	37,666	41,622
Non-cash interest expense	1,940	6,527
Deferred income tax (benefit) provision	17,385	(4,048)
Non-cash compensation expense	19,272	18,670
Loss (gain) on disposition of property	624	394
Bad debt provision	271	522
Loss on extinguishment of debt	—	37,538
Changes in certain assets and liabilities:
Trade receivables	(19,571)	(26,385)
Inventories	(42,722)	(12,703)
Prepaid expenses and other currents assets	(1,978)	(4,130)
Accounts payable	6,911	(12,753)
Accrued expenses and interest	4,832	(8,592)
Other assets and liabilities	1,901	(1,105)
Net cash provided by (used in) operating activities	118,728	11,286
Investing activities:
Purchases of property, plant and equipment	(116,037)	(54,768)
Proceeds from disposition of fixed assets	38	223
Acquisition, net of cash acquired	—	(18,453)
Net cash provided by (used in) investing activities	(115,999)	(72,998)
Financing activities:
Proceeds from initial public offering, net of related costs	(210)	822,630
Proceeds from 2025 Senior Notes	—	346,500
Redemption of Senior Notes	—	(665,000)
Payments of debt extinguishment costs	—	(24,938)
Proceeds under revolving credit facility	—	129,000
Payments under revolving credit facility	—	(85,000)
Payments on long-term debt obligations	—	(341,958)
Payment of debt issuance costs	(938)	(7,704)
Proceeds (repayments) of finance lease obligations	(743)	(601)
Exercise of vested stock options	4,614	—
Redemption of capital contributions	—	(3,553)
Capital contribution from members	—	1,500
Net cash provided by (used in) financing activities	2,723	170,876
Net increase (decrease) in cash and cash equivalents	5,452	109,164
Cash and cash equivalents – Beginning of period	215,012	105,947
Cash and cash equivalents – End of period	$220,464	$215,111
Supplemental cash flow disclosure:
Cash paid for interest, net of amounts capitalized	$14,871	$70,801
Cash paid for income taxes, net	2,458	544
Supplemental non-cash investing and financing disclosure:
Capital expenditures in accounts payable at end of period	$3,780	$5,058
Property, plant and equipment acquired under finance leases	569	630

Segment Results from Operations

Residential Segment

The following table summarizes certain financial information relating to the Residential segment results that have been derived from our unaudited Condensed Consolidated Financial Statements for the three and nine months ended June 30, 2021 and 2020.

	Three Months Ended June 30,				Nine Months Ended June 30,
(U.S. dollars in thousands)	2021	2020	$ Variance	% Variance	2021	2020	$ Variance	% Variance
Net sales	$291,209	$192,599	$98,610	51.2%	$739,048	$538,514	$200,534	37.2%
Segment Adjusted EBITDA	82,525	62,326	20,199	32.4%	222,999	164,047	58,952	35.9%
Segment Adjusted EBITDA Margin	28.3%	32.4%	N/A	N/A	30.2%	30.5%	N/A	N/A

Commercial Segment

The following table summarizes certain financial information relating to the Commercial segment results that have been derived from our unaudited Condensed Consolidated Financial Statements for the three and nine months ended June 30, 2021 and 2020.

	Three Months Ended June 30,				Nine Months Ended June 30,
(U.S. dollars in thousands)	2021	2020	$ Variance	% Variance	2021	2020	$ Variance	% Variance
Net sales	$36,245	$31,112	$5,133	16.5%	$93,806	$96,825	$(3,019)	(3.1)%
Segment Adjusted EBITDA	6,273	5,024	1,249	24.9%	13,304	11,179	2,125	19.0%
Segment Adjusted EBITDA Margin	17.3%	16.1%	N/A	N/A	14.2%	11.5%	N/A	N/A

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

	Three Months Ended June 30,		Nine Months Ended June 30,
(U.S. dollars in thousands)	2021	2020	2021	2020
Net income (loss)	$21,769	$(52,116)	$54,609	$(57,874)
Interest expense	4,219	25,148	16,931	64,882
Depreciation and amortization	25,736	26,597	75,255	75,225
Income tax expense (benefit)	8,811	(2,600)	19,725	(4,200)
Stock-based compensation	9,510	18,788	19,646	20,169
Business transformation costs (1)	—	109	—	435
Acquisition costs (2)	—	182	—	1,538
Initial public offering and secondary offering costs	1,443	1,623	2,592	6,716
Other costs (3)	1,228	2,551	3,922	3,015
Capital structure transaction costs (4)	—	37,538	—	37,538
Total adjustments	50,947	109,936	138,071	205,318
Adjusted EBITDA	$72,716	$57,820	$192,680	$147,444

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	6.6%	-23.3%	6.6%	-9.1%
Interest expense	1.3%	11.2%	2.0%	10.2%
Depreciation and amortization	7.9%	11.9%	9.0%	11.8%
Income tax expense (benefit)	2.7%	-1.2%	2.4%	-0.7%
Stock-based compensation	2.9%	8.4%	2.3%	3.2%
Business transformation costs	—	—	—	0.1%
Acquisition costs	—	0.1%	—	0.2%
Initial public offering costs	0.4%	0.7%	0.3%	1.1%
Other costs	0.4%	1.1%	0.5%	0.5%
Capital structure transaction costs	—	16.9%	—	5.9%
Total adjustments	15.6%	49.1%	16.5%	32.3%
Adjusted EBITDA Margin	22.2%	25.8%	23.1%	23.2%

(1)

Business transformation costs reflect consulting and other costs related to the transformation of the senior management team of $0.1 million and $0.4 million for the three and nine months ended June 30, 2020, respectively.

(2)

Acquisition costs reflect costs directly related to completed acquisitions of $0.1 million and $0.9 million for the three and nine months ended June 30, 2020, respectively, and inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition of $0.1 million and $0.6 million for the three and nine months ended June 30, 2020, respectively.

(3)

Other costs include costs for legal expense of $0.8 million and $0.4 million for the three months ended June 30, 2021 and 2020, respectively, and $1.8 million and $0.4 million for the nine months ended June 30, 2021 and 2020, respectively, reduction in workforce costs of $0.4 million for each of the three and nine months ended June 30, 2020 and costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $0.4 million and $1.8 million for the three months ended June 30, 2021 and 2020, respectively, and $2.1 million and $2.2 million for the nine months ended June 30, 2021 and 2020, respectively.

(4)

Capital structure transaction costs include loss on extinguishment of debt of $1.9 million for the 2021 Senior Notes and $35.7 million for the 2025 Senior Notes for the three and nine months ended June 30, 2020.

Adjusted Gross Profit and Adjusted Gross Profit Margin Reconciliation

	Three Months Ended June 30,		Nine Months Ended June 30,
(U.S. dollars in thousands)	2021	2020	2021	2020
Gross Profit	$106,867	$75,123	$277,707	$205,786
Depreciation and amortization (1)	17,254	15,925	49,852	46,463
Acquisitions costs (2)	—	111	—	665
Other costs (3)	—	75	—	75
Adjusted Gross Profit	$124,121	$91,234	$327,559	$252,989

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Gross Margin	32.6%	33.6%	33.3%	32.4%
Depreciation and amortization	5.3%	7.1%	6.0%	7.3%
Acquisitions costs	—	0.1%	—	0.1%
Other costs	—	—	—	—
Adjusted Gross Profit Margin	37.9%	40.8%	39.3%	39.8%

(1)

Depreciation and amortization for the three months ended June 30, 2021 and 2020 consists of $11.8 million and $9.7 million, respectively, of depreciation and $5.5 million and $6.2 million, respectively, of amortization of intangible assets relating to our manufacturing process. Depreciation and amortization for the nine months ended June 30, 2021 and 2020 consists of $33.3 million and $27.9 million, respectively, of depreciation and $16.5 million and $18.6 million, respectively, of amortization of intangible assets relating to our manufacturing process.

(2)	Acquisition costs reflect inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition.
(3)	Other costs reflect reduction in workforce costs of $0.1 million for the three and nine months ended June 30, 2020.

Adjusted Net Income and Adjusted Diluted EPS Reconciliation

	Three Months Ended June 30,		Nine Months Ended June 30,
(U.S. dollars in thousands)	2021	2020	2021	2020
Net income (loss)	$21,769	$(52,116)	$54,609	$(57,874)
Amortization (1)	12,483	13,885	37,666	41,621
Stock-based compensation (2)	8,167	18,788	16,940	20,169
Business transformation costs (3)	—	109	—	435
Acquisition costs (4)	—	182	—	1,538
Initial public offering and secondary offering costs	1,443	1,623	2,592	6,716
Other costs (5)	1,228	2,551	3,922	3,015
Capital structure transaction costs (6)	—	37,538	—	37,538
Tax impact of adjustments (7)	(4,557)	(16,311)	(12,907)	(24,880)
Adjusted Net Income	$40,533	$6,249	$102,822	$28,278

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$0.14	$(0.44)	$0.35	$(0.51)
Amortization	0.08	0.12	0.23	0.37
Stock-based compensation	0.05	0.16	0.11	0.18
Business transformation costs	—	—	—	—
Acquisition costs	—	—	—	0.01
Initial public offering and secondary offering costs	0.01	0.01	0.02	0.06
Other costs	0.01	0.02	0.03	0.03
Capital structure transaction costs	—	0.32	—	0.33
Tax impact of adjustments	(0.03)	(0.14)	(0.08)	(0.22)
Adjusted Diluted EPS (8)	$0.26	$0.05	$0.66	$0.25

(1)	Effective as of September 30, 2020, we revised the definition of Adjusted Net Income to remove depreciation expense from the calculation. The prior periods have been recast to reflect the change.
(2)

Stock-based compensation costs for the three and nine months ended June 30, 2021 reflect expenses related to our initial public offering. Expenses related to our recurring awards granted each fiscal year are excluded from the Adjusted Net Income reconciliation.

(3)

Business transformation costs reflect consulting and other costs related to the transformation of the senior management team of $0.1 million and $0.4 million for the three and nine months ended June 30, 2020, respectively.

(4)

Acquisition costs reflect costs directly related to completed acquisitions of $0.1 million and $0.9 million for the three and nine months ended June 30, 2020, respectively, and inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition of $0.1 million and $0.6 million for the three and nine months ended June 30, 2020, respectively.

(5)

Other costs include costs for legal expense of $0.8 million and $0.4 million for the three months ended June 30, 2021 and 2020, respectively, and $1.8 million and $0.4 million for the nine months ended June 30, 2021 and 2020, respectively, reduction in workforce costs of $0.4 million for each of the three and nine months ended June 30, 2020 and costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $0.4 million and $1.8 million for the three months ended June 30, 2021 and 2020, respectively, and $2.1 million and $2.2 million for the nine months ended June 30, 2021 and 2020, respectively.

(6)     Capital structure transaction costs include loss on extinguishment of debt of $1.9 million for the 2021 Senior

Notes and $35.7 million for the 2025 Senior Notes for the three and nine months ended June 30, 2020.

(7)	Tax impact of adjustments are based on applying a combined U.S. federal and state statutory tax rate of 24.5% for both the three and nine months ended June 30, 2021 and 2020.
(8)

Weighted average common shares outstanding used in computing diluted net income (loss) per common share of 157,022,043 and 119,067,790 for the three months ended June 30, 2021 and 2020, respectively, and 156,658,640 and 113,635,347 for the nine months ended June 30, 2021 and 2020, respectively.

Net Leverage Reconciliation

	Nine Months Ended June 30,		Twelve Months Ended September 30,	Twelve Months Ended June 30,
	2021	2020	2020	2021
Net income (loss)	$ 54,609	$ (57,874)	$ (122,233)	$ (9,750)
Interest expense	16,931	64,882	71,179	23,228
Depreciation and amortization	75,255	75,225	99,781	99,811
Income tax expense (benefit)	19,725	(4,200)	(8,278)	15,647
Stock-based compensation	19,646	20,169	120,517	119,994
Business transformation costs	—	435	594	159
Acquisition costs	—	1,538	1,596	58
Initial public offering and secondary costs	2,592	6,716	8,616	4,492
Other costs	3,922	3,015	4,154	5,061
Capital structure transaction costs	—	37,538	37,587	49
Total adjustments	138,071	205,318	335,746	268,499
Adjusted EBITDA	192,680	147,444	$ 213,513	$ 258,749
Long-term debt less current portion				$ 464,431
Unamortized deferred financing fees				2,879
Unamortized original issue discount				344
Gross debt				467,654
Cash and cash equivalents				(220,464)
Net debt				$ 247,190
Net Leverage				1.0x

Outlook

We have not reconciled Adjusted EBITDA guidance to its most comparable GAAP measure as a result of the uncertainty regarding, and the potential variability of, reconciling items such as the variability in the provision for income taxes, the estimates for warranty and rebate accruals and timing of the gain or loss on disposal of property, plant and equipment. Such reconciling items that impact Adjusted EBITDA have not occurred, are outside of our control or cannot be reasonably predicted. Accordingly, a reconciliation of Adjusted EBITDA to its most comparable GAAP measure is not available without unreasonable effort. However, it is important to note that material changes to these reconciling items could have a significant effect on our Adjusted EBITDA guidance and future GAAP results.

Investor Relations Contact:

Amanda Cimaglia

312-809-1093

ir@azekco.com

Media Contact:

Amy Widdowson

(650) 597-7132

AZEKquestions@zenogroup.com

Source: The AZEK Company Inc.